Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 3, 2026 (this “Agreement”) by and among SmartKem Inc., a Delaware corporation (“SMTK”), SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of SMTK (“Merger Sub”), and Ferrox Critical Minerals, Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”).  SMTK, Merger Sub and Ferrox are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Article 10.

WHEREAS, SMTK owns 100% of the issued and outstanding equity interests of Merger Sub, which is a newly incorporated entity formed for the sole purpose of effecting the Contemplated Transactions (as defined herein);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction, (i) pursuant to which Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger each issued and outstanding security of Ferrox immediately prior to the Effective Time (as defined herein) shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of Ferrox shall receive newly issued SMTK Common Shares (as defined herein), and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SMTK;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Contemplated Transactions, together with all concurrent contributions of cash or other property to SMTK in exchange for SMTK Common Shares or other SMTK equity securities, considered collectively as a single integrated transaction, constitute a transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, and that such transaction be treated as tax-deferred for U.S. federal income Tax purposes;

WHEREAS, SMTK holds certain Convertible Promissory Notes issued by Ferrox, in the aggregate original principal amount of $11.4 million (the “Existing Notes”); and

WHEREAS, the board of directors of SMTK (i) has determined that this Agreement and the Contemplated Transactions to which SMTK is or will be a party are fair to, and in the best interests of, SMTK and the SMTK Stockholders, (ii) has approved, adopted and declared advisable this Agreement and the Contemplated Transactions to which SMTK is or will be a party, and (iii) has determined to recommend that the SMTK Stockholders vote to approve the SMTK Stockholder Approval Matters (as defined herein) at the SMTK Special Meeting (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGER

1.1          The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including without limitation the applicable Legal Requirements of the British Virgin Islands, at the Effective Time, Merger Sub shall merge with and into Ferrox, following which the separate existence of Merger Sub shall cease and Ferrox shall continue as the surviving company in the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Legal Requirements of the British Virgin Islands. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, Ferrox shall have all rights, privileges, immunities, powers, objects and purposes of Merger Sub, assets of every description, including choses in action and the business of Merger Sub shall immediately vest in Ferrox and Ferrox shall be liable for all claims, debts, liabilities and obligations of Merger Sub, including in each case the rights and obligations of each such Party under this Agreement from and after the Effective Time . At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Ferrox Holder, each Ferrox Common Share as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right for the respective Ferrox Holders to receive a portion of the Merger Consideration as set forth in Section 1.4. As of the Effective Time, each Ferrox Holder shall cease to have any other rights with respect to such securities, except as otherwise required under applicable Legal Requirements.

1.2          Effective Time. Unless this Agreement has been terminated and the Contemplated Transactions have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the Parties shall cause Merger Sub and Ferrox to consummate the Merger by the filing of articles of merger (with the plan of merger appended thereto) (the “Merger Articles”), in form and substance reasonably acceptable to Ferrox and SMTK, with the Registrar of Corporate Affairs in the British Virgin Islands (the “BVI Registrar”), with the Merger to be consummated and effective on the date the Merger Articles are registered by the BVI Registrar (the “Effective Time”). The consummation of the Contemplated Transactions is referred to as the “Closing” and date on which the Closing actually takes place is referred to as the “Closing Date.

1.3          SMTK Name Change. Unless otherwise determined by Ferrox, SMTK and Ferrox will take any and all action necessary to change SMTK’s legal name to “Ferrox Critical Minerals, Inc.” effective immediately following the Closing.

1.4           Merger Consideration.

(a)            Merger Consideration. The aggregate consideration to be paid to holders of the Ferrox Issued Share Capital as of the Closing (collectively, the “Ferrox Holders”) pursuant to the Merger shall consist of a number of duly authorized, validly issued, fully paid and non-assessable SMTK Common Shares as is equal to the Merger Consideration. At the Effective Time, each Ferrox Common Share (other than any Dissenting Shares) as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right for the respective Ferrox Holders to receive a number of SMTK Common Shares determined pursuant to the Exchange Ratio, rounded down to the nearest whole share of SMTK Common Stock (after aggregating all fractional SMTK Common Shares issuable to such Ferrox Holder).

(b)            No Fractional Shares. No fractional SMTK Common Shares will be issued in connection with the Merger, as any fractional SMTK Common Share will be rounded down to the nearest such SMTK Common Share, and no certificates or scrip for any such fractional SMTK Common Shares will be issued.  No cash or other consideration in lieu of any fractional SMTK Common Shares will be paid to Ferrox Holders in connection with the Merger. Ferrox Holders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of SMTK with respect to any such fractional SMTK Common Shares that would have otherwise been issued to such Ferrox Holder.

1.5           Delivery of Merger Consideration.

(a)            At or prior to the Closing, SMTK will issue and cause to be deposited with its transfer agent (the “Exchange Agent”), for the benefit of the Ferrox Holders (other than any Dissenting Shares), the Merger Consideration. At or prior to the Effective Time, Ferrox shall send, or shall, with the reasonable cooperation of SMTK, cause the Exchange Agent to send, to each Ferrox Holder (other than any Dissenting Shares), a letter of transmittal in form and substance acceptable to SMTK, for use in such exchange (a “Letter of Transmittal”).

(b)            Each Ferrox Holder shall be entitled to receive a portion of the Merger Consideration in respect of the Ferrox Common Shares (other than any Dissenting Shares) held by such Ferrox Holder, in accordance with Section 1.4, reasonably promptly after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or SMTK.

(c)            No portion of the Merger Consideration shall be delivered or issued to a Person other than the Person in whose name the Ferrox Common Shares (other than any Dissenting Shares) are registered in the books and records of Ferrox immediately prior to the Effective Time.

(d)            All securities issued upon the surrender of Ferrox Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Ferrox Common Shares (other than any Dissenting Shares). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.5(a) that remains unclaimed by Ferrox Holders on the date which is two (2) years after the Effective Time shall be returned to SMTK, upon demand, and any such Ferrox Holder who has not exchanged its Ferrox Common Shares (other than any Dissenting Shares) for the applicable portion of the Merger Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to SMTK for payment of the portion of the Merger Consideration in respect of such shares of Ferrox Common Shares (other than any Dissenting Shares) without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of SMTK or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.6            Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Share shall not be converted into the right to receive a portion of the Merger Consideration but shall instead be converted into the right to receive fair value with respect to any such Dissenting Share determined in accordance with Section 179 of the BVI Companies Act. Each holder of Dissenting Shares who, pursuant to Section 179 of the BVI Companies Act, properly demands in writing, and does not withdraw or lose its dissenters’ rights and otherwise complies with all provisions of the BVI Companies Act relevant to the exercise and perfection of dissenters’ rights, shall receive payment therefor in accordance with the BVI Companies Act (but only after the value therefor shall have been agreed upon or finally determined pursuant to the BVI Companies Act). If, after the Effective Time, any Dissenting Share shall lose its status as a Dissenting Share, then any such share shall immediately be converted into the right to receive a portion of the Merger Consideration as if such share never had been a Dissenting Share, and SMTK shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 1.5, and this Section 1.6, the applicable portion of the Merger Consideration as if such share had never been a Dissenting Share. Ferrox shall give SMTK (a) prompt written notice of any notice of dissent, any demands for payment of fair value received by Ferrox, withdrawals of such demands, and any other instruments, documents or correspondence served pursuant to the BVI Companies Act and received by Ferrox, and (b) the right to direct all negotiations and proceedings with respect to demands for payment of fair value under the BVI Companies Act. Ferrox shall not, except with the prior written consent of SMTK (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Dissenting Share. Ferrox shall, or shall cause its Affiliates to, enforce any contractual waivers that the Ferrox Holders have granted regarding dissenters’ rights that would apply to the Merger.

1.7            Additional Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Ferrox with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub, the then current officers and directors of Ferrox and SMTK shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF FERROX

Ferrox represents and warrants to SMTK as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Ferrox Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Ferrox Disclosure Schedule by reference to another part or subpart of the Ferrox Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Ferrox Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1           Organization and Qualification; Charter Documents.

(a)            Each Subsidiary of Ferrox is identified on Part 2.1(a) of the Ferrox Disclosure Schedule. Except as set forth on Part 2.1(a) of the Ferrox Disclosure Schedule, Ferrox does not directly or indirectly own any capital stock of, or any equity interest of any nature in, and does not otherwise control any other Entity.

(b)            Ferrox is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Ferrox Contracts by which it is bound.  Each Subsidiary of Ferrox is an Entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Organizational Documents of Ferrox and each Subsidiary of Ferrox, copies of which have previously been made available to SMTK, are true, correct and complete copies of such documents as currently in effect and Ferrox is not in violation of any provision thereof in any material respect.

(c)            Ferrox and each Subsidiary of Ferrox (in jurisdictions that recognize the following concepts) is qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Ferrox Material Adverse Effect.

2.2           Capital Structure.

(a)            As of the date hereof, the issued and outstanding share capital of Ferrox consists of 132,328,119 common shares (each a “Ferrox Common Share” and collectively the “Ferrox Issued Share Capital”). All Ferrox Issued Share Capital is, and immediately prior to Closing, will be, duly authorized, validly issued and fully paid and were issued in compliance with all applicable Legal Requirements.  Part 2.2(a) of the Ferrox Disclosure Schedule sets forth the complete and accurate capitalization of Ferrox as of the date hereof (including the name of each holder of Ferrox Issued Share Capital and the number of Ferrox Common Shares included in the Ferrox Issued Share Capital held by such holder). No other shares in the Ferrox Share Capital are issued or issuable upon the exercise or conversion of any securities of Ferrox or upon the exchange of any such securities, other than the Notes, and no Person, other than SMTK, has the right to cause Ferrox to issue any shares in the Ferrox Share Capital.

(b)            (i) None of the shares of Ferrox Share Capital are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Ferrox Share Capital are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Ferrox having a right to vote on any matters on which the holders of shares of Ferrox Share Capital or holders of shares in the capital of any of Ferrox’s Subsidiaries have a right to vote; (iv) there is no Contract to which Ferrox is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Ferrox Share Capital; and (v) Ferrox is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Ferrox Share Capital or other securities.  As of the date hereof, there are no shares of Ferrox Share Capital that are subject to a repurchase option, risk of forfeiture or other condition under any Contract with Ferrox or under which Ferrox or, to the knowledge of Ferrox, any Ferrox Holder has any rights.

2.3          Authority; Non-Contravention; Approvals.

(a)            Ferrox has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions to which it is a party, subject to the Ferrox Shareholder Approval.  The execution and delivery by Ferrox of this Agreement, the performance by Ferrox of its obligations hereunder and the consummation by Ferrox of the Contemplated Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Ferrox, subject to the Ferrox Shareholder Approval. This Agreement has been duly executed and delivered by Ferrox and, assuming the due authorization, execution and delivery of this Agreement by SMTK and the other Parties, this Agreement constitutes the valid and binding obligation of Ferrox, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)            The execution and delivery of this Agreement by Ferrox does not, and the performance of this Agreement by Ferrox will not, (i) conflict with or violate any Organizational Documents of Ferrox, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below and the Ferrox Shareholder Approval, conflict with or violate any Legal Requirement or Order applicable to Ferrox or by which any of its properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an Ferrox Material Adverse Effect, or (iii) require Ferrox to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, except such as have been obtained or made, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Ferrox’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Ferrox, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have an Ferrox Material Adverse Effect.

(c)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Ferrox in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except such as have been obtained or made, and except for (i) any consent, approval or filing which may be required by the South Africa Mineral and Petroleum Resources Development Act (MPRDA), and (ii) the filing of the Merger Articles with the BVI Registrar.

2.4           Ferrox Financial Statements; No Undisclosed Liabilities.

(a)            The audited financial statements (including any related notes thereto) consisting of a statement of profit or loss and other comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows of Ferrox for the fiscal years ended December 31, 2024 and December 31, 2025 (the “Ferrox Audited Financials”) will, when delivered to SMTK, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the consolidated financial position of Ferrox as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) shall be consistent with, and have been prepared from, the books and records of Ferrox.

(b)            The unaudited financial statements (including any related notes thereto) representing the results of operations and financial condition of Ferrox for the fiscal years ended December 31, 2024 and December 31, 2025 and the six (6) month period ended June 30, 2026 (the “Ferrox Unaudited Financials,” and together with the Ferrox Audited Financials, the “Ferrox Financials“) have been delivered to SMTK on or before the date hereof and (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in accordance with GAAP or International Financial Reporting Standards (“IFRS”), as applicable, (iii) fairly present, in all material respects, the consolidated financial position of Ferrox as at the respective dates thereof and the consolidated results of Ferrox operations and cash flows for the periods indicated and (iv) are consistent with (subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and have been prepared from, the books and records of Ferrox.

(c)            Ferrox maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or IFRS, as applicable, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Ferrox maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP or IFRS, as applicable.

(d)            As of the date of this Agreement and Closing, Ferrox does not have or will not have any liabilities (other than valuation adjustments in relation to financial instruments), indebtedness, obligations or expense of any kind, whether absolute, accrued, contingent, matured or unmatured or otherwise (each, a “Liability“), of a type required to be reflected in financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the results of operations or financial condition of Ferrox taken as a whole, except for (i) Liabilities incurred in connection with the Contemplated Transactions, (ii) Liabilities for performance of obligations of Ferrox under any Ferrox Contract (other than for breach thereof), and (iii) Liabilities disclosed on Part 2.4(d) of the Ferrox Disclosure Schedule.

(e)            There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Ferrox, the board of directors of Ferrox or any committee thereof.

(f)            Ferrox has not identified or been made aware of any fraud, whether or not material, that involved Ferrox management or other employees who have a role in the internal accounting controls utilized by Ferrox, any material illegal act or fraud related to the business of Ferrox, or any claim or allegation regarding the foregoing.

2.5           Absence of Certain Changes or Events; Conduct of Business. From December 31, 2025 through the date hereof, and as of Closing, Ferrox and each of its Subsidiaries has conducted or will conduct its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had an Ferrox Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of SMTK pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6           Taxes.

(a)            Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to Ferrox has been timely filed (taking into account all valid extensions).  All Taxes due and payable by Ferrox (whether or not shown on any Tax Return) have been timely paid.

(b)            No waiver or agreement by or with respect to Ferrox is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Ferrox in writing for any such extension or waiver.

(c)            There are no liens for Taxes on any asset of Ferrox.

(d)            Ferrox is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing.

(e)            All material Taxes that Ferrox has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)             No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Ferrox with any taxing authority or issued by any taxing authority to Ferrox.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Ferrox that are, or if issued would be, binding on Ferrox.

(g)            Ferrox is not a party to any Contract with any Person relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business).  Ferrox does not have any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of Legal Requirements.

(h)            There is no obligation on Ferrox to deduct or withhold any Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on Ferrox to pay an increased sum where such Tax is withheld or payable.

2.7           Intellectual Property.

(a)            Ferrox owns, co-owns or otherwise possesses legally enforceable rights in and to all material Ferrox IP Rights, free and clear of all Encumbrances.  The material Ferrox IP Rights that are owned by Ferrox are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.

(b)            Ferrox has taken reasonable measures to protect and maintain the confidentiality of the material Trade Secrets included in the material Ferrox IP Rights.

2.8           Compliance with Legal Requirements.

(a)            Ferrox and each of its Subsidiaries has not been and is not in conflict with, and is not in default or violation of, (i) any Legal Requirement or Order applicable to Ferrox or such Subsidiary or by which its properties is bound or affected, or (ii) any Contract to which Ferrox or such Subsidiary is a party or by which Ferrox or any of its properties is bound or affected.  No investigation or review by any Governmental Body is pending or, threatened against Ferrox oy any of its Subsidiaries, nor has any Governmental Body indicated to Ferrox or any of its Subsidiaries in writing an intention to conduct the same, and no event has occurred and no condition exists that would give rise to any of the foregoing.

(b)            Ferrox and each of its Subsidiaries holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of Ferrox and its Subsidiaries taken as a whole (the “Ferrox Permits”). The Ferrox Permits are listed and identified on Part 2.8(b) of the Ferrox Disclosure Schedule.  No action, proceeding, or investigation is pending or threatened regarding suspension or cancellation of any of the Ferrox Permits. Neither Ferrox nor any of its Subsidiaries is in conflict with, or in default or violation (and no event has occurred and no condition exists that would give rise to any of the foregoing) of any of the Ferrox Permits.

(c)            No Representative of Ferrox or Person acting in concert with or on behalf of Ferrox, or any officers, employees or Representatives of the same with respect to any matter relating to Ferrox, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

(d)            The operations of Ferrox and its Subsidiaries are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body, and no Legal Proceeding involving Ferrox and its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of Ferrox, threatened.

(e)            None of Ferrox, any of its Subsidiaries, or any of their respective directors or officers, or, to the knowledge of Ferrox, any other Representative acting on behalf of Ferrox or any of its Subsidiaries, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither Ferrox nor any of its Subsidiaries has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

2.9           Legal Proceedings; Orders.

(a)            Except as set forth in Part 2.9(a) of the Ferrox Disclosure Schedule, there has not been, and there is no pending or threatened Legal Proceeding and, to the knowledge of Ferrox, no Person has threatened to commence any Legal Proceeding that involves Ferrox or any of its Subsidiaries.

(b)            There is no Order to which Ferrox or any of its Subsidiaries, or any of the assets owned or used by Ferrox or any of its Subsidiaries, is subject.  To the knowledge of Ferrox, no officer or other key employee of Ferrox or any of its Subsidiaries is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Ferrox or any of its Subsidiaries.

(c)            (i) The fair value of Ferrox’s assets exceeds the amount of its liabilities, including contingent liabilities; (ii) Ferrox is able to pay its debts and obligations as they become due in the ordinary course of business; (iii) Ferrox has adequate capital to conduct its business and operations; and (iv) Ferrox is not, and has not been threatened to be made, subject to any Insolvency Proceedings.

2.10         Title to Assets; Real Property.

(a)            Except as set forth on Part 2.10(a) of the Ferrox Disclosure Schedule, Ferrox and each Subsidiary of Ferrox owns, and has good, valid and marketable title to, all material tangible assets purported to be owned by Ferrox or by such Subsidiary, including all material tangible assets reflected in the books and records of Ferrox as being owned by Ferrox or by such Subsidiary.  All of said assets are owned by Ferrox or by such Subsidiary free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Ferrox Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Ferrox or such Subsidiary, and (iii) Encumbrances described in Part 2.10(a) of the Ferrox Disclosure Schedule.  Ferrox and each of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of Ferrox or such Subsidiary as being leased to Ferrox or such Subsidiary.

(b)            Neither Ferrox nor any of its Subsidiaries owns or has ever owned any real property, and neither Ferrox nor any of its Subsidiaries currently holds any interest in real property, except for the leaseholds created under real property leases.

(c)            Part 2.10(c) of the Ferrox Disclosure Schedule lists and identifies all real property leased or subleased to Ferrox or any of its Subsidiaries (including, without limitation, all real property rights and interests, mining claims (whether patented or unpatented), mining leases or concessions leased by Ferrox or any of its Subsidiaries) (the “Ferrox Leased Real Property”). Ferrox has delivered to SMTK correct and complete copies of the leases and subleases listed in Part 2.10(c) of the Ferrox Disclosure Schedule. With respect to each lease and sublease listed on Part 2.10(c) of the Ferrox Disclosure Schedule:

(i)             the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii)            the consummation of the Contemplated Transactions will not affect the terms or enforceability of the lease or sublease;

(iii)           no party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)           no party to the lease or sublease has repudiated any provision thereof;

(v)            there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)           Ferrox has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(vii)          all facilities leased or subleased thereunder have received all approvals of Governmental Bodies (including licenses and permits) required in connection with Ferrox’s operation thereof and have been operated and maintained in accordance with all applicable Legal Requirements;

(viii)         all facilities leased or subleased thereunder are supplied with functional utilities and other services necessary for the normal and usual operation of said facilities; and

(ix)           all assets located at and fixtures located on all facilities leased and subleased thereunder are owned by Ferrox free and clear of any Encumbrances or Ferrox has the right to use and possess such fixtures under the terms of the applicable lease or sublease.

(d)            Part 2.10(d) of the Ferrox Disclosure Schedule , mining claims, mill sites, tunnel sites, leases, licenses, mineral concessions, exploration permits, and other mineral rights and related rights owned, held, leased, licensed, or controlled by Ferrox or any of its Subsidiaries, whether or not included in the Ferrox Leased Real Property (the “Mining Claims”). With respect to such Mining Claims, except as set forth on Part 2.10(d) of the Ferrox Disclosure Schedule, (i) such Mining Claims are validly located and recorded and are maintained, in each case, in accordance with the Legal Requirements of the applicable jurisdictions and Governing Bodies, (ii) neither Ferrox nor any of its Subsidiaries has any liability or obligations to any Person with respect to any Mining Claims, (iii) there is no material adverse claim against or challenge to the title of Ferrox or any Subsidiary of Ferrox with respect to any Mining Claim that, if determined adversely to the Ferrox or any Subsidiary of Ferrox, would materially and adversely affect the ability of Ferrox or such Subsidiary of Ferrox to make use of, transfer or otherwise exploit such Mining Claim, (iv) no other Person has any material interest in any Mining Claim that would affect the interest of Ferrox or any Subsidiary of Ferrox in the Mining Claims, (v) none of the Mining Claims is subject to any production payment, net profits interest, overriding royalty, stream, earn-in right, option, back-in right, carried interest, or similar burden or encumbrance, and (vi) neither Ferrox nor any Subsidiary of Ferrox has received any written notice from any Governmental Body of any revocation or intent to revoke any of Ferrox’s or such Subsidiary’s interest in any of the Mining Claims.

(e)            Ferrox and its Subsidiaries collectively own or have valid rights to use all water rights, surface use rights, access rights or agreement, easements and rights of way, tunnels, drifts, powerlines and roads, including without limitation with respect to the Ferrox Leased Real Property, that are necessary for Ferrox and its Subsidiaries to operate its business and to exploit the Mining Claims in the ordinary course of business.

2.11         Environmental Matters. Ferrox and each of its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes the possession by Ferrox and each of its Subsidiaries of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Ferrox nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Ferrox or such Subsidiary is not in material compliance with any Environmental Law, and there are no circumstances existing as of the date hereof that could result Ferrox’s or any of its Subsidiaries’ violation of any Environmental Law in the future.

2.12         Labor Matters.

(a)            Ferrox is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of Ferrox, and Ferrox has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.

(b)            Ferrox is in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, and individual independent contractors.

(c)            Part 2.12 of the Ferrox Disclosure Schedule sets forth a true and complete list of all employees of Ferrox, their respective positions, locations, salaries, or hourly wages, exempt or non-exempt status, accrued sick leave and vacation (in hours), bonus or other compensation arrangements and severance arrangements, as of the date hereof. To Ferrox’s knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Ferrox. Each employee of Ferrox is employed on an “at will” basis and has no right to any material compensation following termination of employment. Except as set forth in Part 2.12 of the Ferrox Disclosure Schedule, no employee or former employee of Ferrox has had such employee’s employment with Ferrox terminated by Ferrox or has voluntarily terminated such employee’s employment with Ferrox during the twelve (12) month period immediately preceding the date hereof.

2.13         Ferrox Contracts. Ferrox has made available to SMTK an accurate and complete copy of each material Contract to which Ferrox or any Subsidiary of Ferrox is a party (the “Ferrox Contracts”) or by which Ferrox or any of its Subsidiaries is bound for review. Each such material Contract is in full force and effect and is a valid and binding agreement enforceable against Ferrox and, to Ferrox’s knowledge, the other party or parties thereto, in accordance with its terms. None of Ferrox or, to Ferrox’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or threatened under any such material Contracts.

2.14         Books and Records. The minute books of Ferrox have been made available to SMTK and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and shareholders or actions by written consent.  Each of the share certificate books, registers of shareholders and other corporate registers of Ferrox comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

2.15         Insurance.

(a)            Ferrox’s insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Ferrox would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and Ferrox is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to SMTK.

(b)            Except as set forth on Part 2.15(b) of the Ferrox Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which Ferrox is a party, as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion and Ferrox has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Ferrox received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.16         Government Contracts. Ferrox has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of Ferrox, no such suspension or debarment has been initiated or threatened.  The consummation of the Contemplated Transactions will not result in any such suspension or debarment of Ferrox.

2.17         Related Party Transactions. Except as set forth on Part 2.17 of the Ferrox Disclosure Schedule, no Person with whom Ferrox is not dealing at arm’s length is a party to any Contract with Ferrox.

2.18         Disclosure; Ferrox Information. None of the information supplied or to be supplied by or on behalf of Ferrox for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of Ferrox for inclusion or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the SMTK Stockholder Approval which has become false or misleading. Notwithstanding the foregoing, no representation is made by Ferrox with respect to the information that has been or will be supplied by SMTK for inclusion in the Registration Statement or Proxy Statement.

2.19         Anti-Takeover Statutes Not Applicable. The board of directors of Ferrox has taken all actions so that no takeover statute or similar Legal Requirement related to business combinations applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

2.20         Ownership of SMTK Capital Stock. Ferrox does not own, directly or indirectly, beneficially or of record, any shares of SMTK Capital Stock or any other economic interest (through derivative securities or otherwise) in, SMTK.

2.21         Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Ferrox.

2.22         Exclusivity of Representations; Reliance.

(a)            Except as expressly set forth in this Article 2, neither Ferrox nor any Person on behalf of Ferrox has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Ferrox or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)            Ferrox acknowledges and agrees that, except for the representations and warranties of SMTK set forth in Article 4, neither Ferrox nor its Representatives is relying on any other representation or warranty of SMTK, or any other Person made outside of Article 4, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby represents and warrants to Ferrox as follows:

3.1           Organization and Qualification; Charter Documents. Merger Sub is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation. The Organizational Documents of Merger Sub, copies of which have been made available to Ferrox, are true, correct and complete copies of such documents as currently in effect, and Merger Sub is not in violation of any provision thereof in any material respect.

3.2           Capital Structure. Merger Sub is authorized to issue a maximum of 1,000 shares of no par value each, of which 1,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof, all of which are held by SMTK. No other equity securities, or instruments convertible into or exercisable for any equity securities, of Merger Sub are or ever have been issued and outstanding.

3.3           Authority; Non-Contravention; Approvals.

(a)            Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)            The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Organizational Documents of Merger Sub, or (ii) conflict with or violate any Legal Requirement applicable to Merger Sub or by which its or any of its properties are bound or affected.

(c)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for the filing of the Merger Articles with the BVI Registrar.

3.4           Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person, and has no assets or Liabilities except those incurred in connection with this Agreement and the Contemplated Transactions. Other than this Agreement and any agreement ancillary hereto to which it is a party, Merger Sub is not party to or bound by any Contract.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SMTK

SMTK represents and warrants to Ferrox as follows (it being understood that each representation and warranty contained in this Article 4 is subject to:  (a) the exceptions and disclosures set forth in the part or subpart of the SMTK Disclosure Schedule corresponding to the particular Section or subsection in this Article 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the SMTK Disclosure Schedule by reference to another part or subpart of the SMTK Disclosure Schedule; and (c) any exception or disclosure set forth in any of the SMTK’s SEC Documents and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) (but (i) solely to the extent that any information is reasonably apparent from a review of such SEC Documents, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or other part or subpart of the SMTK Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

4.1           Organization and Qualification; Charter Documents.

(a)            SMTK is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a SMTK Material Adverse Effect.  The Organizational Documents of SMTK, copies of which have been made available to Ferrox, are true, correct and complete copies of such documents as currently in effect, and SMTK is not in violation of any provision thereof in any material respect.

(b)            SMTK is qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a SMTK Material Adverse Effect.

4.2           Capital Structure.

(a)            The authorized capital stock of SMTK consists of 5,000,000,000 SMTK Common Shares, of which 25,682,643 SMTK Common Shares are issued and outstanding as of the close of business on the day prior to the date hereof, and 10,000,000 shares of preferred stock, par value $0.0001 (“SMTK Preferred Stock” and, together with the SMTK Common Stock, collectively “SMTK Capital Stock”), 31,412 of which are designated as “Series A Convertible Preferred Stock,” of which 30,161.5 shares are issued and outstanding, as of the close of business on the day prior to the date hereof.  All outstanding shares of SMTK Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)            As of the date hereof, SMTK had reserved (i) an aggregate of 2,144,622 SMTK Common Shares for issuance under the SMTK Incentive Plan, under which options were outstanding for an aggregate of 1,467,949 shares, (ii) 46,760,696 SMTK Common Shares for issuance to holders of warrants to purchase SMTK Common Stock upon their exercise, (iii) 51,895,227 SMTK Common Shares for issuance to upon conversion of Series A Convertible Preferred Stock, and (iv) 995,870,000 SMTK Common Shares issuable pursuant to the ELOC Purchase Agreement.  All SMTK Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(c)            Except as may be set forth in the Series A Documents, (i) none of the outstanding SMTK Common Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding SMTK Common Shares are subject to any right of first refusal in favor of SMTK; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of SMTK having a right to vote on any matters on which the SMTK Stockholders have a right to vote; (iv) there is no Contract to which SMTK is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any SMTK Common Shares; and (v) SMTK is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding SMTK Common Shares or other securities, and there are no SMTK Common Shares outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement.

4.3           Authority; Non-Contravention; Approvals.

(a)            SMTK has the requisite corporate power and authority to enter into this Agreement and, subject to SMTK Stockholder Approval, to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by SMTK, the performance by SMTK of its obligations hereunder and the consummation by SMTK of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of SMTK, subject only to SMTK Stockholder Approval and the Series A Consent.  Other than the Series A Consent, the SMTK Stockholder Approval is the only vote of the holders of any class or series of SMTK Common Stock necessary to approve the SMTK Stockholder Approval Matters.  Except for SMTK Stockholder Approval, no other corporate proceeding on the part of SMTK is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by SMTK and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of SMTK, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)            SMTK’s board of directors, by resolutions duly adopted at a meeting on or prior to the date hereof, which will not subsequently be rescinded or modified in any way, has, as of the date hereof (i) approved, adopted and declared advisable this Agreement and the Contemplated Transactions, and determined that this Agreement and the Contemplated Transactions, are fair to and in the best interests of the SMTK Stockholders, and (ii) approved the SMTK Stockholder Approval Matters and resolved to recommend that the SMTK Stockholders approve the SMTK Stockholder Approval Matters, and directed that such matters be submitted for consideration of the SMTK Stockholders.

(c)            The execution and delivery of this Agreement by SMTK does not, and the performance of this Agreement by SMTK will not, (i) conflict with or violate the Organizational Documents of SMTK, (ii) subject to obtaining the SMTK Stockholder Approval, conflict with or violate any Legal Requirement applicable to SMTK or by which its or any of its properties are bound or affected, or (iii) require SMTK to make any filing with or give any notice to a Person or, other than the Series A Consent, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SMTK’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of SMTK pursuant to, any SMTK Contract to which SMTK is a party or by which SMTK or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a SMTK Material Adverse Effect).

(d)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to SMTK in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filings contemplated by Section 6.1 and Section 6.3(a), (ii) the filing of a Current Report on Form 8-K with respect to the Merger with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date (the “Signing 8-K”), and (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq.

4.4           SEC Filings; SMTK Financial Statements; No Undisclosed Liabilities.

(a)            Except as set forth on Part 4.4(a) of the SMTK Disclosure Schedule, all SMTK SEC Documents required to be filed, including pursuant to Section 13(a) or 15(d) of the Securities Act, for the twelve months preceding the date hereof have been timely filed and, as of the time a SMTK SEC Document was filed with the SEC via EDGAR (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing):  (i) each of the SMTK SEC Documents complied in all material respects with the applicable requirements of the Securities Act or Exchange Act (as the case may be) and (ii) none of the SMTK SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to SMTK SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by SMTK.  SMTK has never been an issuer subject to Rule 144(i) under the Securities Act.

(b)            SMTK maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning SMTK required to be disclosed by SMTK in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.  SMTK maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP in each case, with respect to SMTK, taken as a whole. SMTK is in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

(c)            The financial statements (including any related notes) contained or incorporated by reference in the SMTK SEC Documents (the “SMTK Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of SMTK as of the respective dates thereof and the consolidated results of operations and cash flows of SMTK for the periods covered thereby.  The balance sheet of SMTK contained in SMTK’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 is hereinafter referred to as the “SMTK Balance Sheet.”

(d)            As of the date of this Agreement, SMTK does not have any Liabilities, except for (i) Liabilities reflected on the SMTK Balance Sheet, (ii) Liabilities incurred since the date of the SMTK Balance Sheet in the ordinary course of business consistent with past practices, (iii) Liabilities incurred in connection with the Contemplated Transaction, and (iv) Liabilities for performance of obligations of SMTK under any SMTK Contract (other than for breach thereof).

(e)            Except as may be disclosed in SMTK’s SEC Documents, SMTK is, and has been, in material compliance with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act.

4.5          Listing and Maintenance Requirements. SMTK Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and SMTK has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the SMTK Common Stock under the Exchange Act nor has SMTK received any notification that the SEC is contemplating terminating such registration. Except as may be disclosed in the SMTK SEC Documents, Except as disclosed in Schedule 4.5, SMTK has not, in the 12 months preceding the date hereof, received notice from Nasdaq to the effect that SMTK is not in compliance with the listing or maintenance requirements of Nasdaq. The SMTK Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and SMTK is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

4.6            Absence of Certain Changes or Events. Except as may be disclosed in SMTK’s SEC Documents, from the date of the SMTK Balance Sheet through the date hereof, SMTK has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any event that has had a SMTK Material Adverse Effect.

4.7          Taxes. Each of the representations and warranties set forth in this Section 4.6 is qualified by “except as would not, individually or in the aggregate, have a SMTK Material Adverse Effect.”

(a)            Each income Tax Return and each other material Tax Return required to be filed by or with respect to SMTK has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects.  All Taxes due and payable by SMTK (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of SMTK to the extent any such reserve is required under GAAP.

(b)           SMTK is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing.

(c)            All material Taxes that SMTK has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(d)            SMTK is not a party to any Contract with any Person relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business).  SMTK does not have any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of Legal Requirements.

(e)            SMTK has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(f)            Within the past two (2) years, SMTK has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

4.8            Intellectual Property.

(a)            SMTK owns, co-owns or otherwise possesses legally enforceable rights in and to all material SMTK IP Rights, free and clear of all Encumbrances.  The material SMTK IP Rights that are owned by SMTK are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.

(b)            SMTK has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the SMTK IP Rights.

4.9           Compliance with Legal Requirements. Except as would not, individually or in the aggregate, have a SMTK Material Adverse Effect, SMTK holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of SMTK.

4.10         Legal Proceedings; Orders.

(a)            Except as disclosed in Part 4.10 of SMTK’s Disclosure Schedules, since January 1, 2024 there has not been, and there is no pending, or threatened in writing, any Legal Proceeding and, to the knowledge of SMTK, no Person has threatened to commence any Legal Proceeding that involves SMTK.

(b)            There is no Order to which SMTK, or any of the assets owned or used by SMTK, is subject.  To the knowledge of SMTK, no officer or other key employee of SMTK is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of SMTK or to any material assets owned or used by SMTK.

4.11         Title to Assets; Real Property. Except as set forth on Part 4.11 of the SMTK Disclosure Schedule, SMTK owns, and has good, valid and marketable title to, all material tangible assets purported to be owned by SMTK, including all material tangible assets reflected in the books and records of SMTK as being owned by SMTK.  All of said assets are owned by SMTK free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the SMTK Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of SMTK, and (iii) Encumbrances described in Part 4.11 of the SMTK Disclosure Schedule.   SMTK does not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under real property leases. SMTK is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of SMTK as being leased to SMTK.

4.12         Environmental Matters. SMTK is in compliance with all applicable Environmental Laws, which compliance includes the possession by SMTK of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a SMTK Material Adverse Effect.

4.13         Labor Matters.

(a)            There are no agreements or other arrangements between SMTK and any trade union or other body representing employees.

(b)            SMTK is in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which SMTK employs interim employees).

4.14         SMTK Contracts. SMTK has disclosed in SMTK’s SEC Documents an accurate and complete copy of each material Contract to which SMTK is a party or bound and which SMTK is required to disclose in SMTK’s SEC Documents (each a “SMTK Contract”).

4.15         Books and Records. The minute books of SMTK have been made available to Ferrox and its counsel and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and stockholders or actions by written consent since January 1, 2024.  The corporate records of SMTK comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

4.16         Insurance.

(a)            Each SMTK Insurance Policy is in full force and effect, maintained in such amounts and with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as SMTK would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and SMTK is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to Ferrox.

(b)            Except as set forth on Part 4.15(b) of the SMTK Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which SMTK is a party, as to which coverage has been denied or disputed. All material claims thereunder have been noticed in time and since January 1, 2024 SMTK has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has SMTK received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

4.17         Code of Ethics. SMTK has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. SMTK has promptly disclosed any change in or waiver of SMTK’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of SMTK, there have been no violations of provisions of SMTK’s code of ethics by any such persons.

4.18         Government Contracts. SMTK has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the SMTK, no such suspension or debarment has been initiated or threatened.  The consummation of the Exchange will not result in any such suspension or debarment of SMTK (assuming that no such suspension or debarment will result solely from the identity of Ferrox or any Ferrox Holder).

4.19         Related Party Transactions. Except as may be disclosed in the SMTK’s SEC Documents, no event has occurred since January 1, 2024 that would be required to be reported by SMTK as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K pursuant to the Exchange Act.

4.20         Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange based upon arrangements made by or on behalf of SMTK.

4.21         Disclosure; SMTK Information. None of the information supplied or to be supplied by or on behalf of SMTK for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of SMTK for inclusion or incorporated by reference in the Proxy Statement will, at the time the time the Proxy Statement is first mailed to the SMTK Stockholders, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the SMTK Stockholder Approval which has become false or misleading. Notwithstanding the foregoing, no representation is made by SMTK with respect to the information that has been or will be supplied by Ferrox, any Ferrox Holder or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

4.22         Exclusivity of Representations; Reliance.

(a)            Except as expressly set forth in this Article 4, neither SMTK nor any Person on behalf of SMTK has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of SMTK or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)            SMTK acknowledges and agrees that, except for the representations and warranties set forth in Article 2, neither SMTK nor its Representatives is relying on any other representation or warranty of Ferrox or any other Person made outside of Article 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE CLOSING

5.1          Conduct of SMTK Business. Except (i) as set forth on Part 5.1 of the SMTK Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Legal Requirements or (iv) unless Ferrox shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), SMTK shall conduct its respective businesses and operations (a) in the ordinary course of business consistent with past practice; and (b) in compliance in all material respects with all applicable Legal Requirements and requirements of all Contracts that constitute SMTK Contracts.

5.2          Conduct of Ferrox’s Business. Except (i) as set forth on Part 5.2 of the Ferrox Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Legal Requirements, or (iv) unless SMTK shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Ferrox shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice, and (b) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Contracts that constitute Ferrox Contracts.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.2 of the Ferrox Disclosure Schedule), or with the prior written consent of SMTK (which consent shall not be unreasonably withheld, delayed or conditioned), Ferrox will not, and will not permit its Subsidiaries to:

(a)            amend or otherwise change any of its Organizational Documents or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split, bonus share issue or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b)            issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest);

(c)            redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except, for the avoidance of doubt, the Contemplated Transactions;

(d)            extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) Encumbrances created by operation of law or dispositions of obsolete or worthless assets);

(e)            accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options;

(f)            i)  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing except, for the avoidance of doubt, the Contemplated Transactions;

(g)            sell, assign, transfer, license, sublicense or otherwise dispose of or encumber any material assets including, without limitation, any Mining Claims, other than in the ordinary course of business;

(h)            form any Subsidiary;

(i)            acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(j)            forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(k)            take any action, other than as required by applicable Legal Requirements, IFRS or GAAP, to change accounting policies or procedures;

(l)            (i)  make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(m)            pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the Contemplated Transactions;

(n)            other than in the ordinary course of business, enter into, materially amend or terminate any Ferrox Contract, including, without limitation, any Ferrox Contract in respect of the Ferrox Leased Real Property and/or Mining Claims;

(o)            enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(p)            settle or agree to settle any Action, other than in the ordinary course of business (except for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(q)            take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (p) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give SMTK, directly or indirectly, the right to control or direct the operations of Ferrox prior to the Closing, (ii) prior to the Closing, Ferrox shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of SMTK will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1           Registration Statement; Proxy Statement.

(a)            (i) On or before forty-five (45) days after the date that Ferrox delivers the Ferrox Audited Financials to SMTK, SMTK, in cooperation with Ferrox, shall use reasonable efforts to promptly prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SMTK Common Shares to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SMTK Stockholders to obtain the SMTK Stockholder Approval at the SMTK Special Meeting with respect to the SMTK Stockholder Approval Matters. In connection with the preparation of the Registration Statement, Ferrox shall promptly prepare and deliver any financial statements necessary to meet applicable filing requirements, including, without limitation, the Ferrox Audited Financials.  SMTK will, reasonably promptly following the receipt thereof, make available to Ferrox any SEC correspondence related to the Registration Statement. Each of SMTK, Ferrox will cooperate in good faith to facilitate the issuance of any opinions required to be filed in connection with the effectiveness of the Registration Statement, including, without limitation, the U.S. federal income tax treatment of the Contemplated Transactions. In connection therewith, Ferrox shall deliver to the applicable legal counsel of SMTK a duly executed certificate containing reasonable and customary representations, warranties and/or covenants in a form and substance reasonably necessary and appropriate to enable the legal counsel of SMTK to render any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement regarding the U.S. federal income tax treatment of the Contemplated Transactions or any subset thereof.  Each of SMTK and Ferrox shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Legal Requirements in connection with the issuance of SMTK Common Shares in the Contemplated Transactions.  Each of SMTK and Ferrox shall furnish all information concerning such Party, such Party’s Subsidiaries and such Party’s directors, executive officers and shareholders, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.  SMTK covenants and agrees that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Ferrox covenants and agrees that the information supplied by Ferrox to SMTK for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, SMTK makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by or on behalf of Ferrox or any of its Representatives for inclusion therein.  As soon as practicable following the Registration Statement becoming effective, SMTK shall distribute the Proxy Statement to the SMTK Stockholders and, pursuant thereto, call the SMTK Special Meeting no later than sixty (60) days following the effectiveness of the Registration Statement.   If SMTK or Ferrox become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such party shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the SMTK Stockholders.

(b)            Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, SMTK shall provide Ferrox a reasonable opportunity to review and comment on such document or response and shall discuss with the Ferrox and include in such document or response, comments reasonably and promptly proposed by Ferrox.  SMTK will advise Ferrox, promptly after SMTK receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SMTK Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2          Access to Information; Confidentiality. During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, SMTK and Ferrox each shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, afford to the Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, SMTK and Ferrox each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request.  Any investigation conducted by SMTK or Ferrox pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party.  Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Ferrox and SMTK, which agreement the parties agree will continue in full force following the date of this Agreement.  Notwithstanding anything herein to the contrary in this Section 6.2, no access or examination contemplated by this Section 6.2 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Legal Requirement; provided, that such Party or its Subsidiary: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.3           Regulatory Approvals and Related Matters.

(a)            Each Party will promptly file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Contemplated Transactions, and submit promptly any additional information requested by any such Governmental Body.  Ferrox and SMTK will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions.  Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Contemplated Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters.  SMTK and Ferrox shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.  Each of Ferrox and SMTK will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the Contemplated Transactions, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)            Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.3(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Contemplated Transactions and make effective the other Contemplated Transactions (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Contemplated Transactions).  Without limiting the generality of the foregoing, but subject to this Section 6.3(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Contemplated Transactions.

6.4           Director Indemnification and Insurance.

(a)            From the Closing through the sixth (6th) anniversary of the Closing Date, SMTK shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Ferrox or SMTK (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Ferrox or SMTK, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and Ferrox’s or SMTK’s Organizational Documents, as applicable.  Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and Ferrox’s or SMTK’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Ferrox and SMTK, jointly and severally, upon receipt by Ferrox or SMTK from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)            From and after the Closing, SMTK shall maintain directors’ and officers’ liability insurance policies (at Ferrox’s expense) for SMTK and its Subsidiaries, including Ferrox and its Subsidiaries, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to SMTK. In addition, prior to the Closing, SMTK shall purchase and fully pre-pay a “tail” endorsement for SMTK’s existing directors’ and officers’ insurance policies and SMTK’s existing fiduciary liability insurance policies, in each case, that provides a six-year extended reporting period from and after the Closing for claims first made against an individual insured for any alleged or actual wrongful act(s) that occurred prior to the Closing (including in connection with this Agreement) (the “D&O Tail”).  In the event the D&O Tail is not available to be purchased from SMTK’s existing directors’ and officers’ and/or fiduciary liability insurer(s) then SMTK shall obtain and fully pre-pay (at Ferrox’s expense) the premium for directors’ and officers’ and fiduciary liability insurance policies which would be the equivalent of the D&O Tail with coverage that is substantially equivalent to and in any event not less favorable than the SMTK’s current existing directors’ and officers’ and fiduciary liability insurance and which cannot be cancelled for any reason. Additionally, Ferrox will obtain run-off “tail” endorsements to its current directors’ and officers’ insurance policies (or runoff or “tail” policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of Ferrox) with respect to acts or failures to act prior to the Closing.  SMTK shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.4 in connection with their enforcement of their rights provided in this Section 6.4 but only if and to the extent that such Persons are successful on the merits of such enforcement action.

(c)            The provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Ferrox and SMTK by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d)            This Section 6.4 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Ferrox, SMTK and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that SMTK or Ferrox have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 7.2).

(e)            In the event SMTK or Ferrox or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SMTK or Ferrox, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

6.5           Notification of Certain Matters.

(a)            SMTK and Ferrox will give prompt notice to the other of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in a manner that causes the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied, and (ii) any failure of SMTK or Ferrox, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)            SMTK and Ferrox will give prompt notice to the others of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; (iii) any litigation relating to or involving or otherwise affecting SMTK or Ferrox, as the case may be, that relates to the Contemplated Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a SMTK Contract or Ferrox Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a SMTK Material Adverse Effect or a Ferrox Material Adverse Effect, as applicable.

(c)            No notification given to a Party pursuant to this Section 6.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement, the SMTK Disclosure Schedule or the Ferrox Disclosure Schedule, as appropriate, for purposes of Section 7.2 or Section 7.3, as appropriate.  The failure by a Party to give a notification required under this Section 6.5 or any delay in providing such a required notification shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or Section 6.3(a), as applicable, unless such failure or delay results in material prejudice to another Party.

6.6           Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Ferrox and SMTK will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act, including, without limitation, the Signing 8-K) with respect to the Contemplated Transactions or this Agreement.  No Party shall, and no Party shall permit any of its Subsidiaries or Representatives to, issue any press release or make any such public statement (to any customers or employees of such Party, to the public or otherwise) relating to the Contemplated Transactions without the prior consent of, in the case of (i) SMTK, Ferrox, or (ii) Ferrox, SMTK, in each case which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, SMTK may issue a press release or public statement without the consent of the Ferrox if SMTK, with the advice of outside legal counsel, reasonably determines is required by Legal Requirements or otherwise made in connection with the termination of this Agreement and (B) other than a press release announcing the termination of this Agreement or a subsequent press release relating to such termination, any press release or public statement relating to the Contemplated Transactions to be issued without the consent of Ferrox pursuant to clause (A) shall be subject to reasonable prior notice to and review of Ferrox and SMTK shall consider any and all reasonable comments of Ferrox thereon in good faith.  Notwithstanding the foregoing, each of SMTK and Ferrox may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by SMTK or Ferrox in compliance with this Section 6.6 and such statements do not result in the requirement to amend or supplement the Registration Statement or the Proxy Statement and are not deemed to be a “free-writing prospectus” as such term is defined under the Securities Act.

6.7          Ferrox Shareholder Approval. Ferrox shall use its reasonable best efforts to cause the shareholders of Ferrox to approve and authorize the Contemplated Transactions at a meeting of the shareholders of Ferrox or by written consent in lieu of a meeting, in accordance with the Organizational Documents of Ferrox and applicable Legal Requirements of the British Virgin Islands (the “Ferrox Shareholder Approval”).

6.8           Board of Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 6.8 are elected or appointed, as applicable, to the positions of officers and directors of SMTK, as set forth therein, to serve in such positions effective as of the Closing.  If any Person listed in Schedule 6.8 is unable or unwilling to serve as officer or director of SMTK, as set forth therein, the Party appointing such Person (as set forth on Schedule 6.8) shall designate a successor. The Parties intend that, immediately following the Closing, the board of directors shall consist of seven (7) directors, six (6) of whom shall be designated by Ferrox and one (1) of whom shall be designated by SMTK; provided, however, that at least four (4) of such directors shall qualify as “independent directors” under applicable Nasdaq requirements.

6.9           Non-Solicitation by SMTK and Ferrox.

(a)            Non-Solicitation by SMTK.

(i)             During the Pre-Closing Period, SMTK will not and will not authorize or permit any Representative of SMTK, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any SMTK Acquisition Proposal or take any action that would reasonably be expected to lead to an SMTK Acquisition Proposal, (ii) furnish any nonpublic information regarding SMTK to any Person in connection with or in response to an SMTK Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an SMTK Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any SMTK Acquisition Proposal, (iv) approve, endorse or recommend any SMTK Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as set forth in Section 6.9(a)(iii); SMTK shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Ferrox and its Affiliates) conducted heretofore by SMTK or any Subsidiary thereof or any of its or their respective Representatives, with respect to an SMTK Acquisition Proposal or which could reasonably be expected to lead to an SMTK Acquisition Proposal, and, in connection therewith, SMTK will immediately discontinue access by any Person (other than Ferrox and its Affiliates) to any data room (virtual or otherwise) established by SMTK or its Representatives for such purpose.  Without limiting the generality of the foregoing, SMTK acknowledges and agrees that in the event any Representative of SMTK (or its Subsidiaries) takes any action that, if taken by SMTK (or its Subsidiaries), would constitute a breach of this Section 6.9(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(a)(i) by SMTK for purposes of this Agreement.

(ii)            During the Pre-Closing Period, SMTK will promptly (and in no event later than forty-eight (48) hours after receipt of any SMTK Acquisition Proposal or any inquiry or indication of interest that SMTK reasonably expects to lead to an SMTK Acquisition Proposal) advise Ferrox orally and in writing of any SMTK Acquisition Proposal or inquiry or indication of interest that SMTK reasonably expects to lead to an SMTK Acquisition Proposal (including the identity of the Person making or submitting such SMTK Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  SMTK will keep Ferrox informed, on a prompt basis, in all material respects with respect to the status of any such SMTK Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(iii)            Notwithstanding the foregoing, if at any time prior to the receipt of the SMTK Stockholder Approval (the “SMTK Approval Time”) (and in no event after the SMTK Approval Time), the board of directors of SMTK receives a bona fide written SMTK Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.9(a), the board of directors of SMTK (or duly appointed committee thereof) may, if the board of directors of SMTK determines in good faith, after consultation with legal counsel, and based on the information then available to it, that such SMTK Acquisition Proposal is, or is reasonably likely to lead to, a SMTK Superior Proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then SMTK and its Representatives may, subject to compliance with this Section 6.9(a)(iii), Section 6.9(a)(iv), and Section 6.9(a)(v), (A) engage in negotiations or discussions with such third party that has made after the date of this Agreement such SMTK Acquisition Proposal; and (B) furnish to such third party and its Representatives non-public information relating to SMTK or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided as promptly as practicable following its execution to Ferrox for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to Ferrox) is provided or made available to Ferrox, as the case may be, as promptly as practicable following the time it is provided or made available to such third party. Nothing contained herein shall prevent the board of directors of SMTK from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an SMTK Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute a SMTK Adverse Recommendation Change); (y) making any required disclosure to the SMTK Stockholders if the board of directors of SMTK determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirement; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(iv)            In addition to the requirements set forth in Section 6.9(a)(iii) and subject to compliance with Section 6.9(a)(v), the board of directors of SMTK shall not take any of the actions referred to in clauses (A) and (B) of Section 6.9(a)(iii) unless SMTK shall have first delivered to Ferrox written notice advising Ferrox that SMTK intends to take any such action. In addition, SMTK shall notify Ferrox promptly after receipt by SMTK (or any of its Representatives) of any SMTK Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant third party, (ii) to the extent known, describe the material terms and conditions of, any such SMTK Acquisition Proposal and (iii) if applicable, include an unredacted copy of such SMTK Acquisition Proposal.

(v)            Without limiting the foregoing, if SMTK shall have received a bona fide written SMTK Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been not withdrawn) that did not result or arise out of material breach of this Agreement, and the board of directors of SMTK shall have determined in good faith, after consultation with SMTK’s legal counsel, that such SMTK Acquisition Proposal is a SMTK Superior Proposal, then the board of directors of SMTK may (A) recommend, adopt or approve such SMTK Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve such SMTK Acquisition Proposal or resolve to take any such action and/or (B) approve, recommend or declare advisable for SMTK or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting such SMTK Acquisition Proposal (a “SMTK Adverse Recommendation Change”), but only if: (I) the board of directors of SMTK determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors to the SMTK Stockholders under applicable Legal Requirement; (II) SMTK promptly notifies Ferrox that SMTK intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (III) if requested by Ferrox, during a four (4) Business Day period, SMTK and its Representatives have discussed and negotiated in good faith with Ferrox regarding any proposal by Ferrox to amend the terms of this Agreement (or any other proposal Ferrox may make) so that such SMTK Acquisition Proposal would cease to constitute a SMTK Superior Proposal; and (IV) after such four (4) Business Day period, the board of directors of SMTK determines in good faith, after consultation with its legal counsel, taking into account any proposal by Ferrox to amend the terms of this Agreement (or any other proposal made by Ferrox), that such SMTK Acquisition Proposal continues to constitute a SMTK Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such SMTK Superior Proposal (including any change to the Exchange Ratio or Merger Consideration), a new written notification from SMTK consistent with that described in clause (II) of this Section 6.9(a)(v) shall be required.

(vi)            Notwithstanding any SMTK Adverse Recommendation Change, the making of any SMTK Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (A) in no event may SMTK or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a SMTK Acquisition Proposal (other than a confidentiality agreement), and (B) SMTK shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the SMTK Stockholder Meeting.

(vii)            For purposes of this Agreement, “SMTK Superior Proposal” means any bona fide, written SMTK Acquisition Proposal (other than a SMTK Acquisition Proposal that has resulted from a violation of this Section 6.9(a)) on terms that the board of directors of SMTK determines in good faith (after consultation with its financial advisors and legal counsel) is (A) notwithstanding any required SMTK Stockholder Approval, reasonably likely to be consummated in accordance with its terms, and (B) if consummated, more favorable from a financial point of view to SMTK and the SMTK Stockholders than the Contemplated Transactions, in each case taking into account (with such weight and proportion as determined by the board of directors of SMTK in its sole discretion) (I) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality, prospect for completion and other risks of such proposal, (II) the identity of the third party making such proposal, and (III) any revisions to the terms of this Agreement proposed by Ferrox, or any other proposal Ferrox may make in response to such SMTK Acquisition Proposal).

(b)            Non-Solicitation by Ferrox.

(i)             During the Pre-Closing Period, Ferrox will not and will not authorize or permit any of their respective Subsidiaries or authorize any of their respective Representatives, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Ferrox Ferrox Acquisition Proposal or take any action that would reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, (w) furnish any nonpublic information regarding Ferrox to any Person in connection with or in response to a Ferrox Ferrox Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Ferrox Ferrox Acquisition Proposal, (y) approve, endorse or recommend any Ferrox Ferrox Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Ferrox Ferrox Acquisition Proposal”, taking into account the proviso in such definition.  Ferrox shall, and shall cause each of their Subsidiaries and instruct their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than SMTK and its respective Affiliates) conducted heretofore by Ferrox or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Ferrox Ferrox Acquisition Proposal or which could reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, and, in connection therewith, Ferrox will immediately discontinue access by any Person (other than SMTK and its respective Affiliates) to any data room (virtual or otherwise) established by Ferrox or their respective Representatives for such purpose.  Without limiting the generality of the foregoing, Ferrox acknowledges and agrees that in the event any Representative of Ferrox (or its Subsidiaries), takes any action that, if taken by Ferrox (or its Subsidiaries) would constitute a breach of this Section 6.9(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(b)(i) by Ferrox for purposes of this Agreement.

(ii)            During the Pre-Closing Period, Ferrox will promptly (and in no event later than forty-eight (48) hours after receipt of any Ferrox Ferrox Acquisition Proposal or any inquiry or indication of interest that Ferrox reasonably expects to lead to a Ferrox Ferrox Acquisition Proposal) advise SMTK in writing of any Ferrox Ferrox Acquisition Proposal or inquiry or indication of interest that Ferrox reasonably expects to lead to a Ferrox Ferrox Acquisition Proposal (including the identity of the Person making or submitting such Ferrox Ferrox Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  Ferrox will keep SMTK informed, on a prompt basis, in all material respects with respect to the status of any such Ferrox Ferrox Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(iii)            Notwithstanding the foregoing, if at any time prior to the Closing, the board of directors of Ferrox receives a bona fide written Ferrox Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.9(b), the board of directors of Ferrox (or duly appointed committee thereof) may, if the board of directors of Ferrox determines in good faith, after consultation with legal counsel, and based on the information then available to it, that such Ferrox Acquisition Proposal is, or is reasonably likely to lead to, a Ferrox Superior Proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then Ferrox and its Representatives may, subject to compliance with this Section 6.9(b)(iii), Section 6.9(b)(iv), and Section 6.9(b)(v), (A) engage in negotiations or discussions with such third party that has made after the date of this Agreement such Ferrox Acquisition Proposal; and (B) furnish to such third party and its Representatives non-public information relating to Ferrox or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided as promptly as practicable following its execution to SMTK for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to SMTK) is provided or made available to SMTK, as the case may be, as promptly as practicable following the time it is provided or made available to such third party. Nothing contained herein shall prevent the board of directors of Ferrox from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Ferrox Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute a Ferrox Adverse Recommendation Change); (y) making any required disclosure to the Ferrox Stockholders if the board of directors of Ferrox determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirement; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(iv)            In addition to the requirements set forth in Section 6.9(b)(iii) and subject to compliance with Section 6.9(b)(v), the board of directors of Ferrox shall not take any of the actions referred to in clauses (A) and (B) of Section 6.9(b)(iii) unless Ferrox shall have first delivered to SMTK written notice advising SMTK that Ferrox intends to take any such action. In addition, Ferrox shall notify SMTK promptly after receipt by Ferrox (or any of its Representatives) of any Ferrox Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant third party, (ii) to the extent known, describe the material terms and conditions of, any such Ferrox Acquisition Proposal and (iii) if applicable, include an unredacted copy of such Ferrox Acquisition Proposal.

(v)            Without limiting the foregoing, if Ferrox shall have received a bona fide written Ferrox Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been not withdrawn) that did not result or arise out of material breach of this Agreement, and the board of directors of Ferrox shall have determined in good faith, after consultation with Ferrox’s legal counsel, that such Ferrox Acquisition Proposal is a Ferrox Superior Proposal, then the board of directors of Ferrox may (A) recommend, adopt or approve such Ferrox Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve such Ferrox Acquisition Proposal or resolve to take any such action and/or (B) approve, recommend or declare advisable for Ferrox or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting such Ferrox Acquisition Proposal (a “Ferrox Adverse Recommendation Change”), but only if: (I) the board of directors of Ferrox determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors to the Ferrox Stockholders under applicable Legal Requirement; (II) Ferrox promptly notifies SMTK that Ferrox intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (III) if requested by SMTK, during a four (4) Business Day period, Ferrox and its Representatives have discussed and negotiated in good faith with SMTK regarding any proposal by SMTK to amend the terms of this Agreement (or any other proposal SMTK may make) so that such Ferrox Acquisition Proposal would cease to constitute a Ferrox Superior Proposal; and (IV) after such four (4) Business Day period, the board of directors of Ferrox determines in good faith, after consultation with its legal counsel, taking into account any proposal by SMTK to amend the terms of this Agreement (or any other proposal made by SMTK), that such Ferrox Acquisition Proposal continues to constitute a Ferrox Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Ferrox Superior Proposal (including any change to the Exchange Ratio or Merger Consideration), a new written notification from Ferrox consistent with that described in clause (II) of this Section 6.9(b)(v) shall be required.

(vi)            Notwithstanding any Ferrox Adverse Recommendation Change, the making of any Ferrox Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (A) in no event may Ferrox or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Ferrox Acquisition Proposal (other than a confidentiality agreement), and (B) Ferrox shall otherwise remain subject to all of its obligations under this Agreement.

(vii)            For purposes of this Agreement, “Ferrox Superior Proposal” means any bona fide, written Ferrox Acquisition Proposal (other than an Ferrox Acquisition Proposal that has resulted from a violation of this Section 6.9(b)) on terms that the board of directors of Ferrox determines in good faith (after consultation with its financial advisors and legal counsel) is (A) notwithstanding any required Ferrox Shareholder Approval, reasonably likely to be consummated in accordance with its terms, and (B) if consummated, more favorable from a financial point of view to Ferrox and the Ferrox Stockholders than the Contemplated Transactions, in each case taking into account (with such weight and proportion as determined by the board of directors of Ferrox in its sole discretion) (I) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality, prospect for completion and other risks of such proposal, (II) the identity of the third party making such proposal, and (III) any revisions to the terms of this Agreement proposed by SMTK, or any other proposal SMTK may make in response to such Ferrox Acquisition Proposal).

6.10         Listing; Symbol. SMTK will use its commercially reasonable efforts to cause (a) the SMTK Common Shares to be issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Closing and (b) the SMTK Common Stock to be listed on Nasdaq under the symbol “FERX” or such other symbol available at Nasdaq and mutually agreement to the Parties, at or as promptly as possible after the Closing.

6.11         Disclosure Schedules. Each of SMTK and Ferrox may in its discretion, for informational purposes only, supplement the information set forth on the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, on the date hereof or that is necessary to correct any information in the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.   Any amended or supplemented disclosure shall not be deemed to modify the representations and warranties of SMTK or Ferrox for purposes of Section 6.1(a) and 6.3(a) or any other provision of this Agreement.

6.12         Tax Matters.

(a)            Intended Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that the Contemplated Transactions, together with all concurrent contributions of cash or other property to SMTK in exchange for SMTK Common Stock or other SMTK equity securities, considered collectively as a single integrated transaction, constitute a reorganization within the meaning of Section 368(a) of the Code and, provided the applicable Tax requirements are satisfied, no Party shall take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything herein to the contrary in this Agreement, no Party shall take, or omit to take, any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)            Preparation and Filing of Returns. Ferrox shall prepare and timely file all Tax Returns of Ferrox for any taxable periods ending on before the Closing Date that are required to be filed after the Closing Date (a “Pre-Closing Tax Period”). Ferrox shall prepare such Tax Returns (or cause such Tax Returns to be prepared) in a manner consistent with the prior practice of Ferrox unless otherwise required by applicable Legal Requirements. Ferrox shall provide drafts of such Tax Returns to SMTK for SMTK’s review and comment not later than thirty (30) days prior to the due date for filing such Tax Returns (including automatic extensions thereto), and such Tax Returns that are not income Tax Returns shall be provided to SMTK for SMTK’s review and comment within a commercially reasonable time prior to the to the due date for filing such Tax Returns. Ferrox will consider any comments made by SMTK to such Tax Returns in good faith. SMTK shall prepare and timely file (or cause to be to be prepared and timely filed) all Tax Returns of Ferrox for any taxable periods beginning after the Closing Date. SMTK and Ferrox shall cooperate, and shall cause their respective Affiliates to cooperate, in connection with the preparation, signing and filing of each such Tax Return, including maintaining, storing or furnishing all records, documents or information necessary for the preparation of any such Tax Returns required to file under this Section 6.12(b).

(c)            Tax Contests. Any Party who receives any notice of a proposed audit, adjustment, assessment, examination, claim or other controversy or other Legal Proceeding relating to Ferrox with respect to (i) Taxes of Ferrox relating to a Pre-Closing Tax Period, (ii) which may give rise to liability of any other Party hereto, or (iii) the intended Tax treatment as described under Section 6.12(a) (each a “Tax Contest”), shall promptly notify the other Parties of the receipt of such notice. Such notice shall contain any notice or other documents received from any Governmental Body with respect to such Tax Contest. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any such Tax Contest. Ferrox shall have the sole right, but not the obligation, to control the contest or resolution of any such Tax Contest for any Pre-Closing Tax Period; provided, however, SMTK shall have the sole right to conduct or control any Tax Contest for any taxable period beginning after the Closing Date or which does not relate exclusively to a Pre-Closing Tax Period. With respect to any Tax Contest that Ferrox controls, upon the reasonable request of SMTK, Ferrox shall provide SMTK with any material correspondence to or from a Governmental Body in connection with such Tax Contest. With respect to any Tax Contest which SMTK controls, upon the reasonable request of Ferrox, SMTK shall provide Ferrox with any material correspondence to or from a Governmental Body in connection with such Tax Contest.

6.13         Reserved.

6.14         Reserved.

6.15         Stockholder Litigation. During the Pre-Closing Period, SMTK shall (a) advise Ferrox in writing of any stockholder litigation against it or its directors relating to this Agreement or the Contemplated Transactions promptly after becoming aware of any such litigation and shall keep Ferrox apprised regarding developments in such stockholder litigation and (b) give Ferrox the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without Ferrox’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.16         Audited Financials. Ferrox shall deliver to SMTK the Ferrox Audited Financials no later than thirty (30) Business Days following the date hereof.

ARTICLE 7
CONDITIONS TO THE CLOSING

7.1          Conditions to Obligation of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect; and there will not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Contemplated Transactions, which makes the consummation of the Contemplated Transactions illegal.

(b)            Stockholder Consent.  The SMTK Stockholder Approval Matters will have been duly approved at the SMTK Special Meeting, and the Ferrox Shareholder Approval shall have been obtained.

(c)            Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose that may have been initiated by the SEC shall remain unresolved.

(d)            Listing; Symbol.  The SMTK Common Shares to be issued in connection with the Merger shall be approved for listing on Nasdaq under the symbol “FERX”, or such other symbol available at Nasdaq and mutually agreement to the Parties, subject to consummation of the Contemplated Transactions and official notice of issuance.

(e)            Regulatory Approvals.  All domestic and foreign antitrust approvals, to the extent applicable, shall have been obtained.

(f)            Lock-Up Agreements. The Lock-Up Agreements shall have been duly executed by each of the Locked-Up Persons, effective as of the Closing.

(g)            Employment Agreements. SMTK shall, effective as of the Closing, enter into an employment agreement with the persons identified on Schedule 7.1(g) hereto, on terms reasonably acceptable to SMTK and Ferrox.

(h)            Fairness Opinion. SMTK shall have received a written fairness opinion from a qualified financial advisor, addressed to SMTK’s board of directors, to the effect that the Contemplated Transactions are fair, from a financial point of view, to the SMTK Stockholders.

(i)            Merger Articles. The Merger Articles shall have been filed with and accepted by the BVI Registrar and the Parties shall have received a valid and effective Certificate of Merger from such Governmental Body.

(j)            Merger Consideration. The aggregate number of SMTK Common Shares comprising the Merger Consideration, calculated as set forth herein, shall be such that immediately following the Effective Time, the Ferrox Holders shall hold not less than the minimum percentage of the issued and outstanding SMTK Common Stock required to be held by them under the Ferrox Permits or pursuant to any applicable Legal Requirements with respect to the Mining Claims.

7.2         Additional Conditions to Obligations of Ferrox. The obligation of Ferrox to effect the Contemplated Transactions is also subject to the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of SMTK contained in Sections 4.1(b) and 4.1(c) (Organization and Qualification; Charter Documents), Section 4.2 (Capital Structure) and Sections 4.3(a), 4.3(b), 4.3(c)(i) and 4.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 4.2, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of SMTK contained in this Agreement or in any certificate or other agreement delivered by SMTK pursuant hereto shall be true and correct at and as of the date hereof and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “SMTK Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a SMTK Material Adverse Effect.

(b)            Agreements and Covenants.  SMTK will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)            SMTK Material Adverse Effect.  Since the date hereof no SMTK Material Adverse Effect shall have occurred and be continuing.

(d)            Other Deliveries.  Ferrox will have received certificates of good standing (or equivalent documentation) of SMTK in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of SMTK’s Articles of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of SMTK approving this Agreement and the consummation of the Contemplated Transactions, and a certificate executed by a duly authorized officer of SMTK confirming that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(f), and 7.2(g),  have been duly satisfied.

(e)            SMTK Officers and Board of Directors. Ferrox will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of SMTK and the resigning officers of SMTK listed on Schedule 7.2(e) pursuant to which each such person will resign as a member of the board of directors of SMTK and as an officer of SMTK, as applicable, effective as of the Closing, and SMTK’s board of directors will have adopted a resolution removing each officer of SMTK listed on Schedule 7.2(e) from their respective positions as officers of SMTK effective as of the Closing.  SMTK shall have caused the board of directors of SMTK to be constituted as set forth in Section 6.8 effective as of the Closing.

(f)            Suspension in Trading or Listing.  No delisting or suspension in trading of SMTK Common Stock on the Nasdaq shall have occurred and be continuing, and no notice shall have been received from Nasdaq regarding non-compliance with listing requirements and it is reasonable to expect that compliance will not be regained.

7.3          Additional Conditions to Obligations of SMTK. The obligation of SMTK to effect the Contemplated Transactions is also subject to the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties about Ferrox contained in Sections 2.1(b) and 2.1(c) (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), and Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Ferrox contained in this Agreement or in any certificate or other agreement delivered by Ferrox pursuant hereto shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Ferrox Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Ferrox Material Adverse Effect.

(b)            Agreements and Covenants.  Ferrox will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)            Ferrox Material Adverse Effect.  Since the date hereof no Ferrox Material Adverse Effect shall have occurred and be continuing.

(d)            Other Deliveries.

(i)            SMTK will have received certificates of good standing (or equivalent documentation) of each of Ferrox and its Subsidiaries in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of the organizational documents of each of Ferrox and its Subsidiaries, a certificate as to the incumbency of directors and officers of Ferrox and the adoption of resolutions of the board of directors of Ferrox approving this Agreement and the consummation of the Contemplated Transactions,, and a certificate executed by a duly authorized officer of Ferrox confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

(ii)            SMTK will have received properly completed and duly executed Internal Revenue Service Form W-9 of each of the Ferrox Holders that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code establishing that each such Ferrox Holder is not subject to U.S. federal backup withholding Tax.

(iii)            The Exchange Agent shall have received from each Ferrox Holder the Transmittal Documents, each in form reasonably acceptable to SMTK and the Exchange Agent.

(iv)            Ferrox shall have timely delivered the Ferrox Audited Financials, and the Ferrox Audited Financials shall be consistent in all material respects with the Ferrox Unaudited Financials for the same period(s) provided to SMTK prior to the date hereof.

ARTICLE 8
TERMINATION

8.1          Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the SMTK Stockholders:

(a)            by mutual written consent of SMTK and Ferrox;

(b)            by Ferrox or SMTK, after the End Date, if the Contemplated Transactions have not been consummated; provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date; and provided, further, that the End Date shall be automatically extended for one thirty (30) day period, and thereafter shall be automatically extended for successive thirty (30) day periods, in the event that, as of such date, the SEC shall not have declared the Registration Statement effective or the SEC’s review of the Registration Statement shall not have been completed and all comments of the SEC staff thereon shall not have been resolved to the reasonable satisfaction of SMTK and Ferrox;

(c)            by Ferrox or SMTK if a Governmental Body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)            by Ferrox upon breach of any of the representations, warranties, covenants or agreements on the part of SMTK set forth in this Agreement, or if any representation or warranty of SMTK will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by SMTK, then this Agreement will not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by the Ferrox to SMTK of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(d);

(e)            by SMTK upon breach of any of the representations, warranties, covenants or agreements on the part of Ferrox set forth in this Agreement, or if any representation or warranty of Ferrox will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Ferrox, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by SMTK to Ferrox of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(e);

(f)            by SMTK, if there will have occurred any Ferrox Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such Ferrox Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by SMTK to the Ferrox of such Ferrox Material Adverse Effect, as applicable and its intention to terminate this Agreement pursuant to this Section 8.1(f);

(g)            by Ferrox, if there will have occurred any SMTK Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such SMTK Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by Ferrox to SMTK of the occurrence of such SMTK Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(g);

(h)            by SMTK, in the event of a SMTK Adverse Recommendation Change pursuant to Section 6.9(a)(v);

(i)            by Ferrox, in the event of a Ferrox Adverse Recommendation Change pursuant to Section 6.9(b)(v).

8.2.          Expenses and Termination Payment.

(a)            Except as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, financial advisory fees, strategic advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

(b)           The Termination Payment shall be payable by SMTK to Ferrox in the event that this Agreement is terminated in the following circumstances:

(i)             pursuant to Section 8.1(h); or

(ii)            pursuant to Section 8.1(b), Section 8.1(d), or Section 8.1(g) if, in any such case, prior to the earlier of the termination of this Agreement or the holding of the SMTK Special Meeting, (A) a SMTK Acquisition Proposal, or the intention to make a SMTK Acquisition Proposal, shall have been publicly announced by any Person (other than Ferrox or any of its Affiliates) and not withdrawn prior to such termination or holding of the SMTK Special Meeting, and (B) within twelve (12) months after the later of the date of termination of this Agreement or the holding of the SMTK Meeting, (1) SMTK has entered into a definitive agreement with respect to or consummated a SMTK Acquisition Proposal, (2) a SMTK Acquisition Proposal has been publicly accepted or recommended by the board of directors of SMTK, or (3) a SMTK Acquisition Proposal has been approved by or submitted for approval to the SMTK Stockholders. For the avoidance of doubt, the Parent Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Section 8.2(b)(ii) need not be the same SMTK Acquisition Proposal that was made to SMTK or publicly announced prior to the termination of this Agreement or holding of the SMTK Special Meeting.

(c)           The Termination Payment shall be payable by Ferrox to SMTK in the event that this Agreement is terminated in the following circumstances:

(i)             pursuant to Section 8.1(i); or

(ii)            pursuant to Section 8.1(b), Section 8.1(e), or Section 8.1(g) if, in any such case, prior to the termination of this Agreement, (A) a Ferrox Acquisition Proposal, or the intention to make a Ferrox Acquisition Proposal, shall have been publicly announced by any Person (other than SMTK or any of its Affiliates) and not withdrawn prior to such termination, and (B) within twelve (12) months after the later of the date of termination of this Agreement, (1) Ferrox has entered into a definitive agreement with respect to or consummated a Ferrox Acquisition Proposal, (2) a Ferrox Acquisition Proposal has been publicly accepted or recommended by the board of directors of Ferrox, or (3) a Ferrox Acquisition Proposal has been approved by or submitted for approval to the Ferrox Stockholders. For the avoidance of doubt, the Parent Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Section 8.2(c)(ii) need not be the same Ferrox Acquisition Proposal that was made to Ferrox or publicly announced prior to the termination of this Agreement.

(d)            The Termination Payment shall be made by wire transfer of same-day funds, to an account designated by the Party receiving the Termination Payment, (x) in the event that this Agreement is terminated pursuant to Section 8.1(h) or Section 8.1(i), simultaneously with, and as a condition to the effectiveness of, such termination, or (y) in the event that the Termination Payment is payable pursuant to Section 8.2(b)(ii) or Section 8.2(c)(ii), within three (3) Business Days of the earliest occur of the events referred to in clauses (B)(1), (B)(2) and (B)(3) of such subsection, as applicable.

(e)            Each Party hereby acknowledges that the Termination Payment to which it may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Merger and the Contemplated Transactions and is not a penalty. Each Party hereby irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Upon receipt by a Party of the Termination Payment, such Party shall have no further claim against the other Party at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by the other Party of any of its obligations hereunder or otherwise to obtain specific performance).

8.3           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no Liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except for (i) the Termination Payment and (ii) any Liability for any breach of any representation, warranty, covenant or obligation contained in this Agreement.  No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

ARTICLE 9
GENERAL PROVISIONS

9.1           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)            If to SMTK:

SmartKem, Inc.

3 Germay Drive, Unit 4, #1029

Wilmington, Delaware 19804

Attn: Barbra Keck, Chief Financial Officer

Email: [•]

With a copy (which shall not constitute notice) to:

Meister Seelig & Schuster PLLC

125 Park Ave, 7th Floor

New York, New York 10017

Attn: Louis Lombardo

Email: [•]

(b)            If to Ferrox:

Ferrox Critical Minerals, Ltd.

[•]

Attn: Terrence Duffy, President

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ferrence Carmel LLP

1185 Avenue of Americas, 26th Floor

New York, NY 10036

Attn. Arthur Marcus

Email:      [•]

9.2           Amendment. This Agreement may be amended by mutual written agreement of the Parties; provided that any amendment or waiver of the provisions of Section 6.4 after the Closing which adversely affects the D&O Indemnified Parties must be approved in writing by the D&O Indemnified Parties; and provided further that, after approval of the Contemplated Transactions by the SMTK Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

9.3           Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

9.5          Entire Agreement. This Agreement (together with the Confidentiality Agreement, if applicable) constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6           Successors and Assigns. This Agreement will be binding upon: (a) SMTK and its successors and assigns (if any); and (b) Ferrox and its successors and assigns (if any).  This Agreement will inure to the benefit of: (i) SMTK; (ii) Ferrox; and (iii) the respective heirs, successors and assigns (if any) of the foregoing.  No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.  Any purported assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7           Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties).

9.8           Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9           Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each Party agrees that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10         Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)            The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the state and federal courts sitting in Delaware and any state appellate court therefrom located in Delaware.  Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the Contemplated Transactions may not be enforced in or by such courts.  Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.11         Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12         Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit upon the judgment in such action or suit becoming final and nonappealable.

9.13         Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Contemplated Transactions.

9.14         Limited Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.15         Reserved.

9.16         Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)            The term “knowledge of SMTK,” and all variations thereof, will mean the actual knowledge of the SMTK Persons, or any of them, after reasonable inquiry.  The term “knowledge of Ferrox,” and all variations thereof, will mean the actual knowledge of the Ferrox Persons, or any of them, after reasonable inquiry.

(f)            For purposes of this Agreement, information “provided to,” “made available to”, “supplied to” or “to be supplied to” hereunder shall be deemed to include any information made available by one Party to another, as applicable, in the virtual dataroom(s) of such Party, as applicable, prior to the date of this Agreement.

ARTICLE 10
CERTAIN DEFINITIONS

For purposes of this Agreement (including this Article 10):

“30-Day VWAP” means the volume weighted average price of the shares of SMTK Common Shares traded on the Nasdaq, or any other national securities exchange on which the shares of SMTK Common Stock are then traded, for the thirty (30) trading days ending on the first trading day immediately preceding the date of the Closing.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)         any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Party (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party (or its Subsidiaries), or (iii) in which a Party (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)         any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of a Party (or its Subsidiaries).

“Additional Notes” means any Convertible Promissory Notes issued by Ferrox to SMTK following the date hereof and prior to the Closing Date.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“BVI Companies Act” means the BVI Business Companies Act (As Revised) of the British Virgin Islands.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Dissenting Shares” means any Ferrox Common Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which exercised dissenters’ rights have been validly and properly exercised in writing in accordance with Section 179 of the BVI Companies Act in connection with the Merger.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“ELOC Purchase Agreement” means the common share purchase agreement by and between SMTK and Keystone Capital Partners, LLC, dated March 30, 2026.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means March 31, 2027.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Ratio” means the following ratio:

A = B/C

A = the number of SMTK Common Shares issuable as Merger Consideration hereunder in respect of one Ferrox Common Share;

B = the Merger Consideration; and

C = the number of Ferrox Common Shares comprising the Ferrox Issued Share Capital.

“Ferrox Acquisition Proposal” means an Acquisition Proposal received by Ferrox.

“Ferrox Disclosure Schedule” means the disclosure schedule that has been delivered by Ferrox to SMTK on the date hereof.

“Ferrox IP Rights” means all IP Rights in which Ferrox has any right, title or interest or which are used or held for use by Ferrox.

“Ferrox Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Ferrox; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an Ferrox Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Ferrox participates or the United States, Canada or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Ferrox, relative to other companies in the industry in which Ferrox operates; (ii) any failure by Ferrox to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iii) any failure by Ferrox to meet Ferrox’s estimates or expectations of Ferrox ’s development programs, any internal projections or forecasts for any period ending on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in IFRS or GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on Ferrox relative to other companies in the industry in which Ferrox operates; (vii) the taking of any action, or the failure to take any action, by Ferrox, that is required or reasonably necessary to comply with the terms of this Agreement; (viii) any action (or the effect of any action) taken (or omitted to be taken) upon the written request or written instruction of SMTK; or (ix) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Ferrox’s product candidates; or (b) the ability of Ferrox to consummate the Contemplated Transactions or to perform any of their respective covenants or obligations under this Agreement.

“Ferrox Persons” means Terrance Duffy and Alan Palmieri.

“Ferrox Share Capital” means the authorized share capital of Ferrox.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental executive, division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Party is resident, domiciled or incorporated.

“IP Rights” means any and all of the following in any country or region, whether registered or unregistered: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, Software, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of Nasdaq or any other applicable securities exchange).

“Lock-Up Agreements” means lock-up agreements, to be effective as of the Closing, among SMTK and each of the Locked-Up Persons, pursuant to which, among other things, the Locked-Up Persons will agree to lock-up and not sell, transfer or otherwise dispose of their respective SMTK Common Shares for a period of 120 days after the Closing, subject to customary exceptions, in customary form and substance to be agreed upon by the Parties.

“Locked-Up Persons” means, in each case as of the Closing after giving effect to the transactions hereunder, all of the executive officers, directors and five percent (5%) stockholders of the post-Closing combined company (calculated on a fully-diluted basis, but disregarding any awards reserved but not yet issued under the SMTK Incentive Plan).

“Merger Consideration” means the aggregate number of SMTK Common Shares to be issued to the Ferrox Holders (other than in respect of any Dissenting Shares) at the Closing, determined as follows:

A = (B-D)/C

A = the aggregate number of SMTK Common Shares to be issued to the Ferrox Holders, rounded to three decimal places;

B = US$125.00 million;

C = the 30-Day VWAP; and

D = the sum of all outstanding principal amounts and accrued and unpaid interest and other obligations under the Notes as of the Closing Date, unless earlier converted.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notes” means the Existing Notes and the Additional Notes.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, memorandum of association, articles of association, memorandum and articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement, joint venture agreement, and/or other charter documents of a company.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with all rules, regulations, standards, interpretations, and guidance issued by the Securities and Exchange Commission or the Public Company Accounting Oversight Board thereunder, in each case as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means each report, registration statement, information statement, proxy statement and other statements, reports, schedules, forms and other documents filed by SMTK with the SEC since January 1, 2024, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Consent” means the right of the holders of the SMTK Preferred Stock to consent or withhold consent to certain actions which may be taken by SMTK, as provided in the Series A Documents.

“Series A Documents” means, collectively, (i) the Securities Purchase Agreement, dated March 30, 2026, by and among SMTK and certain institutional investors party thereto, (ii) the Registration Rights Agreement, dated March 30, 2026, by and among SMTK and certain institutional investors party thereto, (iii) the Certificate of Designations filed by SMTK with the Secretary of State of the State of Delaware on March 30, 2026, and (iv) any additional documents executed by SMTK in connection with the transactions contemplated by the foregoing.

“SMTK Acquisition Proposal” means an Acquisition Proposal received by SMTK.

“SMTK Common Shares” means shares of the SMTK Common Stock.

“SMTK Common Stock” means the Common Stock of SMTK, par value $0.0001.

“SMTK Disclosure Schedule” means the disclosure schedule that has been delivered by SMTK to Ferrox as of the date hereof.

“SMTK Incentive Plan” means SMTK’s 2021 Equity Incentive Plan, as amended to date.

“SMTK IP Rights” means all IP Rights in which SMTK has any right, title or interest or which are used or held for use by SMTK.

“SMTK Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of SMTK taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a SMTK Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which SMTK participates or the United States, Canada or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates; (ii) changes in the trading price or trading volume of SMTK Common Stock; (iii) any failure by SMTK to meet any SMTK estimates or expectations of SMTK’s business operations, any internal or analyst projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates; (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions and changes do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates or to which other companies undertaking transactions similar to the Contemplated Transactions may be subject; (viii) the taking of any action, or the failure to take any action, by SMTK, that is required or reasonably necessary to comply with the terms of this Agreement; or (ix) any stockholder or derivative litigation arising from or relating to this Agreement or Contemplated Transactions; or (b) the ability of SMTK to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement.

“SMTK Persons” means Ian Jenks and Barbra Keck.

“SMTK Reverse Stock Split” means a reverse stock split of all outstanding SMTK Common Shares at a reverse stock split ratio to be determined by the Board of Directors of SMTK.

“SMTK Special Meeting” means the special meeting of the stockholders of SMTK, to be held for purposes of conducting a vote on the SMTH Stockholder Approval Matters and such other matters that may properly come before the meeting.

“SMTK Stockholder Approval” means the affirmative vote or consent of the holder(s) of outstanding shares of SMTK Capital Stock in excess of the SMTK Stockholder Approval Threshold necessary to approve the SMTK Stockholder Approval Matters.

“SMTK Stockholder Approval Matters” means the approval of (i) the issuance of SMTK Common Shares comprising the Merger Consideration, (ii) the change of the name of SMTK to “Ferrox Critical Minerals, Inc.”, and (iii) any amendments to, or adoption of, any option to give effect to the Contemplated Transactions.

“SMTK Stockholder Approval Threshold” means with respect to the SMTK Stockholder Approval Matters, the affirmative vote of the outstanding shares of SMTK Capital Stock held by the SMTK Stockholders present or represented by proxy with the voting rights necessary to approve the SMTK Stockholder Approval Matter.

“SMTK Stockholders” means the holders of the issued and outstanding shares of SMTK Capital Stock.

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Subsidiary” means, with respect to any Person, any Entity of which (a) more than fifty percent (50%) of the outstanding voting securities or other voting interests are owned, directly or indirectly, by such Person, or (b) such Person is entitled, directly or indirectly, to elect a majority of the board of directors or other governing body. For purposes of this Agreement, a Subsidiary shall be deemed to include any entity that would be consolidated with such Person in accordance with generally accepted accounting principles then in effect.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar return filed, supplied or required to be filed with any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Termination Payment” means an amount equal to $3,000,000.00.

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, algorithms, and other confidential and proprietary information and all rights therein.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Action	5.1(m)
Agreement	Preamble
BVI Registrar	1.2
Closing	1.2
Closing Date	1.2
Confidentiality Agreement	6.2
D&O Indemnified Parties	6.4(a)
D&O Tail	6.4(b)
EDGAR	4
Effective Time	1.2
Existing Notes	Preamble
Ferrox	Preamble
Ferrox Adverse Recommendation Change	6.9(b)
Ferrox Audited Financials	2.4(a)
Ferrox Common Share	2.2(a)
Ferrox Financials	2.4(b)
Ferrox Holders	1.4(a)
Ferrox IP	2.7(d)
Ferrox IP Licenses	2.7(a)
Ferrox Issued Share Capital	2.2(a)
Ferrox Leased Real Property	2.10(c)
Ferrox Permits	2.8(b)
Ferrox Shareholder Approval	6.7
Ferrox Superior Proposal	6.9(b)
Ferrox Unaudited Financials	2.4(b)
Exchange Act	2.17
Exchange Agent	1.5(a)
GAAP	2.4(a)
IFRS	2.4(a)
Insurance Policies	2.15(a)
knowledge of SMTK	9.16(e)
knowledge of Ferrox	9.16(e)
Letter of Transmittal	1.5(a)
Liability	2.4(d)
Merger	Recitals
Merger Articles	1.1
Merger Sub	Recitals
Mining Claims	2.10(d)
OFAC	2.8(e)
Parties	Preamble
Party	Preamble
Pre-Closing Period	5.1
Pre-Closing Tax Period	6.12(b)
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Signing 8-K	4.3(d)
SMTK	Preamble
SMTK Adverse Recommendation Change	6.9(a)
SMTK Approval Time	6.9(a)
SMTK Balance Sheet	4.4(c)
SMTK Capital Stock	4.2(a)
SMTK Contract	4.13
SMTK Financials	4.4(c)
SMTK Preferred Stock	4.2(a)
Ferrox Superior Proposal	6.9(a)
Tax Contest	6.12(c)
Transmittal Documents	1.5(b)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

SMTK SMARTKEM, INC.

By: Ian Jenks
Its: Chief Executive Officer

[Signatures Continue on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

MERGER SUB
SMTK MERGER SUB INC.

By: Ian Jenks
Its: Authorized Signatory

[Signatures Continue on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

FERROX
FERROX CRITICAL MINERALS, LTD.

By: Terrence Duffy
Its: President